UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2025

Central Pacific Financial Corp.
(Exact name of registrant as specified in its charter)

Hawaii	001-31567	99-0212597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 South King Street, Honolulu, Hawaii
(Address of principal executive offices)
96813
(Zip Code)

(808) 544-0500
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, No Par Value	CPF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 28, 2025, Dr. Diane S.L. Paloma was appointed to the Boards of Directors of Central Pacific Financial Corp. (the "Company") and Central Pacific Bank (the "Bank"), to be effective January 28, 2025. In connection with Dr. Paloma’s appointment, the size of the Board of Directors of the Company and the Bank were each increased to twelve (12) directors. Dr. Paloma will serve on the Bank’s Board Trust Committee. Dr. Paloma will receive an aggregate annual retainer of $125,000 for serving on both the Company’s Board of Directors and the Bank’s Board of Directors, which is consistent with the amount paid to all other non-employee members of the Company’s and Bank’s Board of Directors who are not chairs of any Board committees.

Dr. Paloma is currently President and Chief Executive Officer of Hawaii Dental Service ("HDS"), located in Honolulu, Hawaii. HDS focuses on providing dental plans to Hawaii employers for their employees. Dr. Paloma has served in her current position with HDS since 2021. Prior to her current position, Dr. Paloma was the Chief Executive Officer of King Lunalilo Trust and Lunalilo Home from 2017 to 2021.

Dr. Paloma earned a Bachelor of Science degree in Physiological Science from the University of California Los Angeles, earned a Master of Business Administration degree from the University of Hawaii, and earned a PhD degree in Healthcare Administration from Capella University.

Dr. Paloma is actively involved in various community and other organizations, including serving as a Regent with the University of Hawaii Board of Regents, and as a director on the Boards of Partners in Development Foundation, Child and Family Service, Make Lemonade, and Hawaii Business Roundtable.

HDS was founded in 1962 and is a Hawaii nonprofit dental service corporation which is the leader in the State of Hawaii in providing dental plans. HDS serves nearly one million Hawaii residents and nearly 95% of all licensed practicing dentists in Hawaii participate with HDS. HDS has been the Bank’s dental plan provider to the Bank’s employees for more than 25 years. Hawaii companies and employers have limited and few choices and alternatives insofar as dental plan providers and HDS is superior to all other dental plan providers. HDS has consistently been the best option for dental benefits for the Bank’s employees, to include respecting cost, benefits, and a very large participating network of dentists. In 2024, the Bank paid a total of approximately $390,000 to HDS for the Bank’s dental plan which total includes the Bank’s employees share of the cost. Dr. Paloma has no involvement respecting the Bank’s negotiation of the Bank’s dental plan with HDS. With the assistance of the Bank’s external benefits consultant, the Bank reviews its dental plan annually, including considering other dental providers, to ensure such plan is at market rates and terms and provides the best dental plan for the Bank’s employees all things considered. The Company and Bank do not give any preferential treatment or terms to HDS. HDS does not provide the Company or the Bank with any professional, consulting, advisory or other services.

A press release announcing Dr. Paloma’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)                   The following exhibit is being furnished herewith:

Exhibit No.	Description
99.1	Press Release dated January 28, 2025
104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Pacific Financial Corp.
(Registrant)

Date: January 28, 2025	/s/ Glenn Ching
Glenn Ching
Executive Vice President, Chief Legal Officer